EXHIBIT 99.1

FindWhat.com                                                        News Release
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Company Contact:
Karen Yagnesak
FindWhat.com
239-561-7229
KarenY@FindWhat.com

                  FINDWHAT.COM RAISES SECOND QUARTER ESTIMATES
             - Will Hold Conference Call to Discuss Recent Events -

FORT MYERS, FL - June 18, 2003 - FINDWHAT.COM (NASDAQ: FWHT), a leading developer and provider of performance-based marketing services for the Internet, today updated its financial guidance for Q2 2003.

The Company announced that it believes revenue in Q2 2003 will be over $17.0 million, versus Q1 2003 revenue of $15.8 million, and Q2 2002 revenue of $9.7 million. FindWhat.com's previous revenue guidance for Q2 2003, issued on April 30, was $16.0 million. FindWhat.com expects to revisit and potentially raise its guidance for revenue in each of the last two quarters of 2003, and will give more detailed estimates when it formally releases its Q2 2003 results; however, FindWhat.com expects 2003 full year revenue to be at least $67.5 million. The Company's previous revenue guidance for full year 2003 was $66.5 million.

"We continue to see increased volumes of click-throughs, both on the FindWhat.com Network, and with our private label offering," said Craig Pisaris-Henderson, Chairman and CEO of FindWhat.com. "Throughout the quarter, our team has done an excellent job of adding new distribution partnerships, and creating stronger relationships with existing distribution partners. Contrary to our expectations on April 30, we continue to work with Applied Semantics, which is part of the reason for today's increase in Q2 2003 guidance."

The Company also announced that it believes its diluted earnings per share ("EPS") for Q2 2003 will be at least $0.11, assuming 22.5 million diluted shares outstanding. The Company believes its pre-tax EPS will be at least $0.18 per share. The Company's previous guidance was for EPS of $0.10 and pre-tax EPS of $0.17. The Company now expects full year 2003 EPS of at least $0.46, and pre-tax EPS of at least $0.75. FindWhat.com's previous full year guidance was for EPS of $0.45, and pre-tax EPS of $0.74. The full year 2003 projections now assume approximately 22.6 million diluted shares outstanding. The Company will provide more detailed, quarterly guidance when it formally releases its Q2 2003 results.

FindWhat.com's current 2003 quarterly projected revenue, pre-tax EPS, and EPS are listed below. All projected figures are computed in conformity with generally accepted accounting principles (GAAP).



REVENUE
Q1 2003 actual: $15.8 million
Q2 2003 estimated: $17.0 million
Q3 2003 estimated: $16.5 million
Q4 2003 estimated: $18.2 million
Total 2003 estimated: $67.5 million

PRE-TAX DILUTED EARNINGS PER SHARE
Q1 2003 actual: $0.20 (21.3 million diluted shares out)
Q2 2003 estimated: $0.18 (assumes 22.5 million diluted shares out)
Q3 2003 estimated: $0.18 (assumes 23.0 million diluted shares out)
Q4 2003 estimated: $0.19 (assumes 23.5 million diluted shares out) Total 2003 estimated: $0.75 (assumes 22.6 million diluted shares out)


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DILUTED EARNINGS PER SHARE
Q1 2003 actual: $0.13 (21.3 million diluted shares out)
Q2 2003 estimated: $0.11 (assumes 22.5 million diluted shares out)
Q3 2003 estimated: $0.11 (assumes 23.0 million diluted shares out)
Q4 2003 estimated: $0.11 (assumes 23.5 million diluted shares out) Total 2003 estimated: $0.46 (assumes 22.6 million diluted shares out)

MANAGEMENT CONFERENCE CALL
Chairman/CEO Craig Pisaris-Henderson and COO/CFO Phillip Thune will participate in a conference call to discuss the outlook for the Company, along with its announced plans to merge with Espotting Media, Inc. Espotting CEO Daniel Ishag will also participate on the call. The call will take place on June 18 at approximately 9:00 a.m. Eastern Time, and will be simulcast on the Internet at http://www.vcall.com/CEPage.asp?ID=84045. A replay of the conference call will be available at the same URL for 90 days after the call. Interested parties may email questions in advance of the conference call to Karen Yagnesak of FindWhat.com at KarenY@FindWhat.com.

ABOUT FINDWHAT.COM(R)
FindWhat.com operates online marketplaces that connect the consumers and businesses that are most likely to purchase specific goods and services with the advertisers that provide those goods and services. Online advertisers determine the per-click fee they will pay for their advertisements, which FindWhat.com and its private-label partners such as Terra Lycos's Lycos.com and HotBot distribute to millions of Internet users. The FindWhat.com Network includes hundreds of distribution partners, such as CNET's Search.com, Excite, Webcrawler, NBCi, MetaCrawler, Dogpile, Go2Net and Microsoft Internet Explorer Autosearch. Advertisers bid against each other for particular keywords or phrases through an open, automated, bid-for-position system, where the advertisement of the website with the highest bid appears first, with all other advertisers listed in descending bid order. This cost-effective, pay-for-performance model allows Web advertisers to pay only for those prospects which click-through to their sites, and increases their potential for exposure through the millions of advertisements distributed throughout the network per day. More information on FindWhat.com is available on the Company's website at http://www.FindWhat.com.

FORWARD LOOKING STATEMENTS
This press release contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. The forward-looking statements herein include, without limitation, statements addressing future financial and operating results.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: potential that the information and estimates used to predict anticipated revenues and expenses were not accurate; economic, business, and competitive factors generally affecting the business of the FindWhwhat.com; our ability to continue to establish online marketing relationships; risks related to our intellectual property; our reliance on third parties for internet services and on our own internally developed systems; risks associated with damage or interruption to our technical systems; continued growth and use of the internet and our ability to keep pace with changes in the technology used in our business. More detailed information regarding these and other risks affecting FindWhat.com are set forth in FindWhat's filings with the Securities and Exchange Commission, including the Amendment No. 1 to Annual Report on Form 10-KSB for fiscal 2002 and the most recent quarterly reports on Form 10-Q. If any of these risks or uncertainties materializes or any of these assumptions prove incorrect, FindWhat's results could differ materially from expectations expressed herein. FindWhat.com is under no obligation to (and expressly disclaims any such obligation to) update or alter the forward-looking statements, whether as a result of new information, future events, or otherwise.